UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

September 8, 2006	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Anita Steeves	203-499-2901
		After Hours	203-499-2812

UI Receives DPUC Decision on IRS Private Letter Ruling and UIL Revises 2006 Earnings Guidance

On September 6, 2006, The United Illuminating Company (UI), a wholly-owned subsidiary of UIL Holdings Corporation (NYSE:UIL), received a decision from the Connecticut Department of Public Utility Control releasing its previously-imposed hold on the accounting and regulatory treatment of accumulated deferred investment tax credits and excess deferred federal income taxes related to generation assets formerly owned by UI. Accordingly, UI will record non-recurring earnings of approximately $6.4 million, or $0.26 per share, in the third quarter of 2006. This decision will have no impact on cash flow.

UIL Revises 2006 Earnings Guidance

Management is revising 2006 earnings guidance to reflect the impact of the non-recurring earnings described above in the amount of $0.26 per share. Distribution company earnings, including the impact of the decision, are now estimated to range from $1.10 to $1.19 per share, compared to the previous earnings guidance of $0.84 to $0.93 per share. The guidance for UI, for Continuing Operations and for Total UIL Holdings has also been revised accordingly. Earnings guidance for the remaining components of UIL is the same as previously reported.

Today’s revised earnings guidance pertains only to the non-recurring earnings of $0.26 per share. Management will further revise earnings guidance, if necessary, in its third quarter of 2006 earnings release.

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The table below shows the previous earnings guidance issued on August 2, 2006 and the currently revised earnings guidance.

2006
	Previous Guidance	Revised Guidance

Continuing Operations
UI	$1.74 -$1.90	$2.00 - $2.16
Corporate	(0.15) -(0.09)	(0.15) - (0.09)
Subtotal	$1.65 - $1.75	$1.91 - $2.01

Divested Minority Ownership Interests in Continuing Operations

CSC	$0.42 -$0.45	$0.42 - $0.45
UBE	(0.03) - 0.00	(0.03) - 0.00
Subtotal	$0.39 - $0.45	$0.39 - $0.45

Total Continuing Operations	$2.04 - $2.20	$2.30 - $2.46

Discontinued Operations

Xcelecom	$(2.50) -$(2.35)	$(2.50) - $(2.35)

Total UIL Holdings	$(0.40) - $(0.20)	$(0.14) - $0.06

Note: Business unit expectations are not intended to be additive to derive consolidated expectations.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in Bridgeport and New Haven and their surrounding areas, and Xcelecom, Inc., a leading provider of specialty contracting services. For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes EPS information is useful for components of the business, but the presentation is not in accordance with generally accepted accounting principles (Non GAAP). The amounts presented show the EPS from continuing operations for each of UIL Holdings’ lines of business, calculated by dividing the income from continuing operations of each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented. The earnings per share tables presented in “Continuing Operations”, “Divested Business in Continuing Operations” and “Discontinued Operations” for 2006 as presented are calculated on the same basis as “Total UIL Holdings”. The total earnings per share from continuing operations and discontinued operations in the table are presented on a GAAP basis.

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